Exhibit 99.1
                                                                  ------------



FOR IMMEDIATE RELEASE

Contact: Michelle Manoff                           Eric Henderson, Ph.D.
         Rubenstein PR                             BioForce Nanosciences, Inc.
         212-843-8051                              515-233-8333 Ext. 101
         mmanoff@rubensteinpr.com                  ehenderson@bioforcenano.com
         ------------------------

                  NIH FUNDS EXPAND BIOFORCE PRODUCT DEVELOPMENT

Ames, Iowa - September 26, 2006 - The National Institutes of Health (NIH) National Human Genome Research Institute has approved funding of $400,000, with a potential for an additional $400,000 after August 31, 2007, to BioForce Nanosciences, Inc., a wholly owned subsidiary of BioForce Nanosciences Holdings, Inc. (OTC BB: BFNH.OB). The funding will be used to support the second phase of commercial development for surface patterning tools (SPT(TM)). SPT molecular ink cartridges are used in the Company's core technology, the Nano eNabler(TM) benchtop molecular printing system.

"The next phase of our SPT cartridge development program focuses on the improvement and expansion of the capabilities and throughput of the devices," noted Dr. Curtis Mosher, Vice President of Research and Development. "SPT cartridge loading and cleaning in place are primary objectives of the ongoing program."

Juntao Xu, a key BioForce research scientist on this project, commented, "Our ultraminiaturized SPT cartridges are manufactured using microfabrication techniques that allow us to readily modify the design, materials and processing steps to enhance tool printing performance. When our SPT portfolio is complete our customers should be able to print spots, lines and complex paths of one or many different molecules or compounds."

Founder and CEO of BioForce Eric Henderson stated, "We were elated to learn of this award. NIH funding provides not only critical financial resources for the project but, importantly, also peer validation of the importance of our commercial vision."

About BioForce Nanosciences, Inc.

BioForce Nanosciences is a nanotechnology tools and applications company, providing innovative and practical products that support the growth of the nanotechnology industry. The Company has spent more than a decade on invention, research and development of patented and patent-pending nanotechnology products. The core technology is the Nano eNabler(TM) benchtop molecular printer, a portal to new opportunities in nanotechnology. The Nano eNabler printing system opens the door to new and important applications in the biomedical and life sciences markets that lead to improved quality of life. BioForce continues to target inventions that further expand the reach of its proprietary technology and expand its robust patent, trademark and IP portfolio.

BioForce Nanosciences, Inc., the Practical Nanotechnology(TM) Company, brings inventions to the marketplace that complement existing innovations, licensing and acquisitions. BioForce is a wholly owned subsidiary of BioForce Nanosciences Holdings, Inc. (OTC BB: BFNH.OB). For more information, visit www.bioforcenano.com.


This news release contains forward-looking information that may be affected by certain risks and uncertainties, including those risks and uncertainties described in the Company's most recent filings with the Securities and Exchange Commission. The Company's actual results could differ materially from such forward-looking statements. We assume no duty to update these statements at any future date.